Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

APACHE MIDSTREAM LLC,

ALPINE HIGH GATHERING LP,

ALPINE HIGH PIPELINE LP,

ALPINE HIGH PROCESSING LP,

ALPINE HIGH NGL PIPELINE LP,

and

ALPINE HIGH SUBSIDIARY GP LLC

and

KAYNE ANDERSON ACQUISITION CORP.

and

ALTUS MIDSTREAM LP

Dated as of August 8, 2018

TABLE OF CONTENTS

Article I
DEFINITIONS AND CONSTRUCTION		2

1.1	Definitions	2
1.2	Construction	11

Article II
CONTRIBUTION AND CLOSING		12

2.1	Buyer Contribution	12
2.2	Contributor Contribution	12
2.3	Closing	13
2.4	Closing Deliveries by Contributor	13
2.5	Closing Deliveries by Buyer	14
2.6	Delivery Procedure	16
2.7	Further Deliveries	16
2.8	Calculation of Cash Consideration	16
2.9	Earn-Out Consideration	16

Article III
WARRANTIES OF CONTRIBUTOR		18

3.1	Organization of Contributor	18
3.2	Companies	18
3.3	Authority	19
3.4	No Conflict	19
3.5	Consents and Approvals	19
3.6	Absence of Certain Changes	19
3.7	Compliance With Applicable Laws	20
3.8	Legal Proceedings; Orders	20
3.9	Brokerage Fees	20
3.10	Taxes	20
3.11	Information Supplied	21
3.12	Nature of Investment	21
3.13	Permits	21
3.14	Title to Properties	22
3.15	Real Property	22
3.16	Material Agreements	23
3.17	Employee Matters	24
3.18	Environmental	24
3.19	Intellectual Property	25
3.20	Insurance	25
3.21	No Prior Dedications	25
3.22	Preparation of Schedules	25

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Article IV
WARRANTIES OF BUYER		25

4.1	Organization of Buyer	25
4.2	KAAC General Partner and the KAAC Partnership	25
4.3	Authority	27
4.4	No Conflicts	27
4.5	Consents and Approvals	28
4.6	Absence of Certain Changes	28
4.7	Compliance With Applicable Laws	28
4.8	Legal Proceedings; Orders	28
4.9	Brokerage Fees	28
4.10	Tax	28
4.11	Information Supplied; Proxy Statement	28
4.12	Nature of Investment	28
4.13	Buyer Capital Structure	29
4.14	Buyer SEC Documents; Controls	30
4.15	Trust Account	31
4.16	Listing	31
4.17	Independent Investigation	32
4.18	Non-Reliance	32
4.19	Nature of Warranties	33

Article V
COVENANTS		33

5.1	Regulatory and Other Approvals	33
5.2	Access of Buyer	34
5.3	Conduct of Business	35
5.4	Certain Restrictions	35
5.5	Tax Matters	37
5.6	Public Announcements	39
5.7	Use of Certain Names	39
5.8	Accounts Payable and Accounts Receivable; Distributions	40
5.9	Support Obligations	40
5.10	The Proxy Statement and the Special Meeting	41
5.11	Exclusivity	43
5.12	Notice of Certain Events	44
5.13	Trust	44
5.14	Transaction Litigation	44

Article VI
BUYER’S CONDITIONS TO CLOSING		45

6.1	Contributor Warranties	45
6.2	Contributor and Company Covenants	45
6.3	Orders and Laws	45
6.4	Stockholder Approval	45

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Article VII
CONTRIBUTOR’S CONDITIONS TO CLOSING		46

7.1	Buyer Warranties	46
7.2	Buyer Covenants	46
7.3	Orders and Laws	46
7.4	Stockholder Approval	46
7.5	Minimum Cash	46
7.6	Buyer Fees Cap	47

Article VIII
TERMINATION		47

8.1	Termination	47
8.2	Effect of Termination	47

Article IX
WAIVERS; LIMITATIONS ON LIABILITY		48

9.1	Survival and Waivers of other Warranties	48
9.2	Waiver of Remedies; Non-Recourse	49
9.3	Waiver of Claims	49

Article X
MISCELLANEOUS		50

10.1	Trust Account Waiver	50
10.2	Notices	51
10.3	Entire Agreement	52
10.4	Waiver	52
10.5	Binding Effect	53
10.6	Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial	53
10.7	Amendments	54
10.8	Further Assurances	54
10.9	Disclosure Schedules	54
10.10	Assignment and Successors and Assigns	54
10.11	Counterparts	55
10.12	Legal Representation and Privilege	55
10.13	No Third Party Beneficiary	56

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INDEX OF DEFINED TERMS

A&R LP Agreement	13
Accounts Payable	40
Accounts Receivable	40
Affiliate	2
Affiliate Contract	23
Agreed Allocation Methodology	39
Agreement	1
Amended and Restated Certificate of Incorporation	46
Ancillary Agreements	2
Assigned Shares	2
Assignment and Assumption Agreement	14
Available Funds	2
Benefit Plan	2
Business Combination	2
Business Day	3
Buyer	1
Buyer Board	3
Buyer Board Recommendation	42
Buyer Class A Common Stock	3
Buyer Class B Common Stock	3
Buyer Class C Common Stock	13
Buyer Common Stock	3
Buyer Contribution	12
Buyer Equity Financing	3
Buyer Fees	3
Buyer Fees Cap	3
Buyer Fundamental Warranties	3
Buyer Material Adverse Effect	3
Buyer Preferred Stock	29
Buyer Public Securities	31
Buyer Related Persons	49
Buyer Released Claims	50
Buyer Stockholder Redemption Right	3
Buyer Warrants	29
Capital Expenditures	4
Capital Expenditures Amount	16
Cash	40
Cash Consideration	13
CERCLA	5
Change in Recommendation	42
Closing	4
Closing Certificates	4
Closing Date	4
Code	4

COMA	14
Common Units	12
Companies	1
Company	1
Confidentiality Agreement	4
Contributed Interests	1
Contribution Price	13
Contribution Warrants	13
Contributor	1
Contributor Accounts Payable	40
Contributor Accounts Receivable	40
Contributor Appointees	4
Contributor Contribution	13
Contributor Fundamental Warranties	4
Contributor Related Persons	49
Contributor Released Claims	50
Contributor’s Marks	39
Data Room	4
Dedication Agreements	4
Disclosure Schedules	5
Earn-Out Consideration	16
Encumbrance	5
Environmental Law	5
Equity Consideration	13
ERISA	5
Exchange Act	30
Excluded Marks	5
Execution Date	1
Financing Fees	5
Fixed Common Stock	13
GAAP	5
Gas Gathering Agreement	5
General Partner	1
General Partner Interests	1
Governmental Entity	6
GP Membership Interests	1
Hazardous Material	6
Indebtedness for Borrowed Money	6
Interest	6
Interests Assignment Agreement	13
Interim Period	34
Intervening Event	6
Intrastate Firm Natural Gas Transportation Service Agreement	6
IPO	50

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KAAC General Partner	1
KAAC Partnership	1
KAAC Sponsor	1
Knowledge	6
Laws	6
Lease	14
Leased Real Property	22
Liabilities	7
License Agreement	14
Licensed Marks	7
Liquidity Event	7
Liquidity Event Consideration	7
Loss	7
Low Pressure Gathering Fee	7
MAE Exclusion	8
Material Adverse Effect	8
Material Agreement	23
NASDAQ	8
New Gas Pipeline Option	8
Options	8
Order	9
Organizational Documents	9
Outside Date	47
Parties	1
Partnership	1
Partnership Interests	1
Partnership Warrants	9
Partnerships	1
Party	1
Permits	9
Permitted Encumbrance	9
Person	10
Proceeding	10

Prospectus	50
Proxy Statement	41
Purchase Rights and Restrictive Covenants Agreement	14
Real Property Leases	22
Registration Rights Agreement	14
Related Party Transaction Policy	15
Representatives	10
Rights-of-Way	22
SEC	10
SEC Documents	30
Securities Act	30
Share Price Target (Tier 1)	16
Share Price Target (Tier 2)	16
Special Meeting	42
Stockholder Proposals	46
Stockholders Agreement	14
Subsidiary	10
Support Obligations	40
Tax	10
Tax Allocation Statement	39
Tax Return	10
Taxes	10
Taxing Authority	10
Third Party	10
Transactions	11
Transportation Service Agreement	11
Treasury Regulations	11
Trust Account	11
Trust Agreement	11
Trustee	11
Unrecoverable Damages	11
Warrant Agreement	15

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EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Interests Assignment Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Construction, Operations and Maintenance Agreement
Exhibit E	Form of Purchase Rights and Restrictive Covenant Agreement
Exhibit F	Form of Amended and Restated Certificate of Incorporation
Exhibit G	Form of Stockholders Agreement
Exhibit H	Form of Warrant Agreement
Exhibit I-1	Composition of Conflicts Committee
Exhibit I-2	Form of Conflicts Committee Charter
Exhibit I-3	Composition of Independent Directors
Exhibit J	Form of Assignment and Assumption Agreement
Exhibit K	Form of License Agreement
Exhibit L	Form of Lease

SCHEDULES

Schedule 1.1(a)	Buyer Fees
Schedule 1.1(b)	Contributor Knowledge Parties
Schedule 1.1(c)	Buyer Knowledge Parties
Schedule 2.5	Form of Related Party Transaction Policy
Schedule 2.9(a)(i)	Earn-Out Consideration
Schedule 3.6	Absence of Certain Changes
Schedule 3.7	Compliance With Applicable Laws
Schedule 3.8	Legal Proceedings; Orders
Schedule 3.9	Brokerage Fees
Schedule 3.10	Taxes
Schedule 3.15	Real Property
Schedule 3.16	Material Agreements
Schedule 3.18	Environmental
Schedule 3.20	Insurance
Schedule 3.21	No Prior Dedications
Schedule 5.4	Certain Restrictions
Schedule 5.5(g)	Agreed Allocation Methodology
Schedule 5.9	Support Obligations

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated as of August 8, 2018 (the “Execution Date”) is made and entered into by and among (a) Apache Midstream LLC, a Delaware limited liability company (“Contributor”), (b) Kayne Anderson Acquisition Corp., a Delaware corporation (“Buyer”), (c) Altus Midstream LP, a Delaware limited partnership (the “KAAC Partnership”), (d)(i) Alpine High Gathering LP, a Delaware limited partnership (f/k/a Alpine High Gathering LLC), (ii) Alpine High Pipeline LP, a Delaware limited partnership (f/k/a Alpine High Pipeline LLC), (iii) Alpine High Processing LP, a Delaware limited partnership (f/k/a Alpine High Processing LLC), and (iv) Alpine High NGL Pipeline LP, a Delaware limited partnership (f/k/a Alpine High NGL Pipeline LLC) (individually, a “Partnership” and collectively, the “Partnerships”), and (e) Alpine High Subsidiary GP LLC, a Delaware limited liability company and the sole general partner of each of the Partnerships (the “General Partner” and, together with the Partnerships, the “Companies”, and each individually, a “Company”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, (a) Contributor owns (i) one hundred percent (100%) of the outstanding limited partner interests in each of the Partnerships (the “Partnership Interests”), and (ii) one hundred percent (100%) of the outstanding limited liability company membership interests in the General Partner (the “GP Membership Interests” and, together with the Partnership Interests, the “Contributed Interests”); and (b) the General Partner owns one hundred percent (100%) of the outstanding general partner interests in each of the Partnerships (the “General Partner Interests”);

WHEREAS, Contributor is party to the Options (as defined below);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed Altus Midstream GP LLC, a Delaware limited liability company (the “KAAC General Partner”), and Buyer owns one hundred percent (100%) of the outstanding limited liability company membership interests in the KAAC General Partner;

WHEREAS, for purposes of completing the Transactions, the KAAC General Partner and Buyer formed the KAAC Partnership, and Buyer owns one hundred percent (100%) of the outstanding limited partner interests in the KAAC Partnership, and the KAAC General Partner owns one hundred percent (100%) of the outstanding general partner interests in the KAAC Partnership;

WHEREAS, contemporaneously with the execution of this Agreement Kayne Anderson Sponsor, LLC (“KAAC Sponsor”) and certain individuals entered into that certain support agreement with Contributor; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the KAAC Partnership, and Contributor desires to make the Contributor Contribution (as defined below) to the KAAC Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual warranties, covenants, and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of this Agreement, prior to the Closing, (a) the Companies shall constitute Affiliates of Contributor and not Buyer and (b) the KAAC Partnership and the KAAC General Partner shall constitute Affiliates of Buyer and not Contributor.

“Ancillary Agreements” means the Closing Certificates, the Interests Assignment Agreement, the A&R LP Agreement, the Registration Rights Agreement, the COMA, the Purchase Rights and Restrictive Covenants Agreement, the Stockholders Agreement, the Warrant Agreement, the License Agreement, the Lease, and any and all additional agreements, certificates, documents, and instruments that may be executed or delivered by any Party at or in connection with the Closing.

“Assigned Shares” means a number of shares of Buyer Class A Common Stock equal to the product of (a) the number of shares of Buyer Class A Common Stock redeemed pursuant to exercise of the Buyer Stockholder Redemption Right minus 2,000,000 and (b) 26.6%; provided, however, that the number of Assigned Shares shall in no event be less than zero or greater than 5,450,422.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of the Buyer Equity Financing, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right, minus the Buyer Fees, and minus the Financing Fees.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life, or other insurance, supplemental unemployment benefits plan or agreement, or policy or other arrangement providing employment-related compensation, fringe benefits, or other benefits, and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations located in Houston, Texas are closed.

“Buyer Board” means the board of directors of Buyer.

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Equity Financing” means the purchase and sale of Buyer Class A Common Stock in respect of which Buyer has, as of or prior to the Execution Date, obtained firm commitments aggregating proceeds of at least $350,000,000.

“Buyer Fees” means any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of Buyer or any of its Subsidiaries, other than the Financing Fees (including deferred underwriting commissions payable by Buyer to the underwriters in the IPO and all costs, fees, and expenses related to pursuing a Business Combination), which estimated amounts as of the Execution Date are set forth on Schedule 1.1(a).

“Buyer Fees Cap” means $30,000,000.

“Buyer Fundamental Warranties” means those warranties set forth in Section 4.1 (Organization of Buyer), Section 4.2(a) (Organization) Section 4.2(c) (Ownership and Interests), Section 4.3 (Authority), Section 4.4(a) (No Conflict with Organizational Documents), Section 4.9 (Brokerage Fees), and Section 4.13 (Buyer Capital Structure).

“Buyer Material Adverse Effect” means, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of Buyer and its Subsidiaries, taken as a whole, or (b) prevents, materially delays, or materially impairs the ability of Buyer or the KAAC Partnership to perform its obligations under this Agreement or to consummate any of the Transactions; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the Buyer Stockholder Redemption Right shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Capital Expenditures” means (a) all expenditures, costs, and expenses that are or will be capitalized on the books and records of any Company in a manner consistent with the principles, practices, assumptions, policies, and methodologies used by Contributor and the Companies in the preparation of the financial information made available to Buyer in the Data Room and (b) expenditures, costs, and expenses resulting from the exercise of any Option or capital contributions made in respect of such Option once exercised.

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(d) and Section 2.5(d).

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Confidentiality Agreement” means that certain confidentiality agreement between Contributor and KA Fund Advisors, LLC, dated as of March 20, 2018 and amended on May 8, 2018.

“Contributor Fundamental Warranties” means those warranties set forth in Section 3.1 (Organization of Contributor), Section 3.2(a) (Organization of the Companies), Section 3.2(c) (Ownership of the Companies), Section 3.2(d) (Rights to Acquire Equity), Section 3.3 (Authority), Section 3.4(a) (No Conflict with Organizational Documents), and Section 3.9 (Brokerage Fees).

“Contributor Appointees” means all current and former officers, managers, directors, and similar persons of any Company that are or were employees of Contributor or any of its Affiliates.

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Data Room” means the information and documents relating to the acquisition of the Contributed Interests by Buyer, the Companies, or their respective businesses, which have been made available to Buyer, its Affiliates, or its or their respective Representatives on the virtual data room entitled “Ascent” established with Merrill Corporation in connection with the Transactions.

“Dedication Agreements” means, collectively or individually as the context requires, the Gas Gathering Agreement, the Gas Processing Agreement, the Intrastate Firm Natural Gas Transportation Service Agreement, and the Transportation Services Agreement.

“Disclosure Schedules” means the disclosure schedules attached hereto of Contributor or Buyer, as applicable.

“Encumbrance” means any lien, charge, claim, condition, lease, pledge, option, right of first refusal, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition, or otherwise), and easement, or other restriction or limitation whatsoever, whether imposed by Law or agreement.

“Environmental Law” means any and all applicable Laws pertaining to pollution or protection of the environment, including releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances, materials, or wastes, in effect in any and all jurisdictions in which the assets of the Partnerships are located or in which the business of the Partnerships has been operated, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Marks” mean all the trademarks set forth in Exhibit 2 of the License Agreement, in each case whether used on a standalone basis or in connection with any other trademark, design, company name, trade name, domain name, or other source identifier (other than as specifically used in the trademarks set forth in Exhibit 1 of the License Agreement).

“Financing Fees” means the $3.8 million fee payable to Citigroup Global Markets Inc., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC related to the Buyer Equity Financing, plus all out-of-pocket costs, fees, and expenses incurred by Contributor or its Affiliates related to marketing the Transactions that will not otherwise be subject to the COMA, plus any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of Buyer or any of its Subsidiaries related to obtaining a new credit facility for Buyer or any of its Subsidiaries during the Interim Period.

“GAAP” means United States generally accepted accounting principles with such exceptions thereto as may be noted or otherwise referred to on any individual financial statement or schedule.

“Gas Gathering Agreement” means the Gas Gathering Agreement dated May 1, 2018 between Apache Corporation and Alpine High Gathering LP (f/k/a Alpine High Gathering LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Gas Processing Agreement” means the Gas Processing Agreement dated May 1, 2018 between Apache Corporation and Alpine High Processing LP (f/k/a Alpine High Processing LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Parties or their respective businesses.

“Hazardous Material” means any substance, material, or waste that is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste, or words of similar import, including, without limitation, petroleum, petroleum derivatives, natural gas liquids and by-products, asbestos, urea formaldehyde, and polychlorinated biphenyls.

“Indebtedness for Borrowed Money” means, with respect to any Person, all obligations of such Person to any other Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guarantee with respect to indebtedness for borrowed money of another Person, provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue, and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intervening Event” means any material event, development, circumstance, occurrence, or change in circumstance or fact that did not result from a breach of this Agreement by Buyer or the KAAC Partnership, and does not relate to a Business Combination that is an alternative to the Transactions or any MAE Exclusion.

“Intrastate Firm Natural Gas Transportation Service Agreement” means the Intrastate Firm Natural Gas Transportation Service Agreement dated April 1, 2017 (Contract No: 1000-001-01) between Apache Corporation and Alpine High Pipeline LP (f/k/a Alpine High Pipeline LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Knowledge” means, (a) with respect to Contributor, the actual knowledge of the Persons listed on Schedule 1.1(b) without a duty of inquiry and (b) with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(c) without a duty of inquiry.

“Laws” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured.

“Licensed Marks” mean the trademarks set forth (and only as set forth) on Exhibit 1 of the License Agreement, whether registered or unregistered, including the applications for those trademarks and any registrations which may be granted pursuant to such applications. For the avoidance of doubt, the Licensed Marks shall not include any domain names, or any trademark that is a derivative of the trademarks set forth in Exhibit 1 of the License Agreement, or any Excluded Mark.

“Liquidity Event” means:

(a)    The consummation of any merger, reorganization, or consolidation of Buyer that results in any Person or group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) (other than Contributor or its Affiliates) becoming the record or beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company;

(b)    The consummation of a sale or disposition by Buyer of all or substantially all of Buyer’s assets, including Interests in the KAAC Partnership, other than a sale or disposition if the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquirer of such assets (or the parent of such acquirer);

(c)    The stockholders of Buyer approve a plan of complete liquidation or dissolution of Buyer; or

(d)    The consummation of any transaction described in the foregoing clauses (a), (b), or (c) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) of the Exchange Act.

“Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such non-cash consideration in the definitive documents pursuant to which such Liquidity Event is to occur.

“Loss” means any and all judgments, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, and expenses (including interest, court costs, reasonable fees of attorneys, accountants, and other experts or other reasonable expenses of litigation, or of any claim, default, or assessment) other than Unrecoverable Damages.

“Low Pressure Gathering Fee” has the meaning ascribed to such term in the Gas Gathering Agreement.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Companies, taken as a whole, or (ii) prevents, materially delays, or materially impairs the ability of Contributor or any Company to perform their obligations under this Agreement or to consummate the Transactions; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the following shall not be deemed to constitute a Material Adverse Effect: (a) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids, or other hydrocarbon products, or the demand for related transportation, processing, or storage services or conditions generally affecting the oil and gas industry); (b) changes, events, effects, or developments generally applicable to the onshore oil and gas industry in Texas; (c) changes in Law or accounting rules (including GAAP); (d) changes in financial, credit, currency, banking, or securities markets in general (including the failure of any financial institution), including any disruption thereof and any decline in the price of any security or any market index, or any change in prevailing interest rates, monetary policy, or inflation; (e) acts of God, including earthquakes, fires, tornadoes, flooding, and other natural disasters or man-made disasters; (f) local, regional, national, or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (g) any failure by the Companies to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (h) any matter of which Buyer is aware on the Execution Date, including matters set forth in the Data Room the effect or scope of which is reasonably apparent from materials made available in the Data Room; (i) the effects on the Companies’ business arising from departures of personnel providing services to the Companies, whether such departures result from the announcement of the Transactions or otherwise; and (j) the announcement of the Transactions and the taking of any actions contemplated by this Agreement (foregoing clauses (a) through (j), each an “MAE Exclusion”). The Parties agree that the determination of whether there has been a Material Adverse Effect shall be made after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments received or receivable by the Companies that, in either case, could reasonably be expected to be payable to the Companies as a result of the adverse change, circumstance, development, state of facts, effect, or condition subject to such determination.

“NASDAQ” means the NASDAQ Capital Market.

“New Gas Pipeline Option” means Contributor’s potential option to acquire equity in the pipeline project being developed by Affiliates of Kinder Morgan, Inc. known as the “Permian Highway Pipeline Project” or, if such potential equity option does not materialize, the next potential equity option in which Contributor participates for an unidentified long-haul natural gas pipeline from the Permian Basin in Texas to the Texas gulf coast.

“Options” means, collectively or individually as the context requires, that certain (a) Letter Agreement, dated May 23, 2018, by and between Contributor and Enterprise Products

Operating LLC, (b) Option Agreement, dated December 20, 2017, by and between Contributor and Kinder Morgan Tejas Pipeline LLC, (c) Letter Agreement, dated May 10, 2018, by and among Contributor, EPIC Midstream Holdings, LP, EPIC Crude Holdings, LP, and EPIC Crude Holdings GP, LLC, and (d) Letter Agreement, dated May 4, 2018, by and between Contributor and SCM Topco, LLC, in the case of each of the foregoing clauses (a), (b), (c), and (d), as assigned by Contributor to the KAAC Partnership.

“Order” means any writ, judgment, decree, injunction, or award issued or otherwise put into effect by or under the authority of any Governmental Entity (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation, or organization and by-laws, the limited partnership agreement, the partnership agreement, or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of such Person or which establish the legal personality of such Person.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the date hereof.

“Permits” means licenses, permits, franchises, certificates, consents, approvals, variances, waivers, exemptions, registrations and other authorizations of, with or from Governmental Entities.

“Permitted Encumbrance” means (a) liens for Taxes, assessments, fees, rents, or other governmental charges, not yet delinquent, or that are being contested in good faith by appropriate proceedings, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (c) Encumbrances of public record that do not materially impair the operation or use of the subject property, (d) the rights of lessors and lessees under leases executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) utility easements, restrictive covenants, and defects, imperfections, or irregularities of title, (g) purchase money liens and liens securing rental payments under capital lease arrangements, (h) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained in connection with the Transactions or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (i) Encumbrances entered into in the ordinary course of business that do not secure the payment of Indebtedness for Borrowed Money, (j) any conditions relating to the real property or real property rights owned, leased, or otherwise held by any Company that are disclosed in the Data Room that do not materially impair the operation or use of the subject property, and (k) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceeding” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in, into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers, consultants, and agents.

“SEC” means the Securities and Exchange Commission.

“System” means the pipelines, lateral lines, pumps, pump stations, compressors, meters, storage facilities, terminals, processing plants, and other related operations, assets, machinery, and equipment that are owned by any Company and are used for the conduct of the business of any Company as presently conducted.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, or estimated tax, including, in each case, any interest and penalties applicable thereto.

“Tax Return” means any return or report, declaration, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes and including any amendment thereto, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Entity.

“Third Party” means any Person other than (a) Contributor or any of its Affiliates, (b) Buyer or any of its Affiliates, or (c) any of the Companies.

“Transactions” means the transactions contemplated by this Agreement or the Ancillary Agreements and including the Buyer Equity Financing.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees, or charges incurred in connection with this Agreement and the Transactions.

“Transportation Services Agreement” means the Transportation Services Agreement dated March 1, 2018 between Apache Corporation and Alpine High NGL Pipeline LP (f/k/a Alpine High NGL Pipeline LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. (with American Stock Transfer & Trust Company, LLC (“Trustee”) acting as trustee) established by Buyer into which the proceeds received by Buyer as a result of its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated March 29, 2017, between Buyer and Trustee.

“Unrecoverable Damages” means any exemplary, special, punitive, indirect, remote, or speculative, incidental, or consequential damages.

1.2    Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a)    terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b)    the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c)    references to Articles and Sections (other than in connection with the Code, other Law, or the Treasury Regulations) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d)    the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e)    the words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f)    terms defined herein include the plural as well as the singular;

(g)    unless otherwise indicated, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Companies;

(h)    the terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;

(i)    the phrase “made available” means that the subject document or information was included in the Data Room at least two (2) Business Days prior to the Execution Date, or at such other time as Buyer and Contributor mutually agree;

(j)    all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes;

(k)    the word “or” is not exclusive; and

(l)    the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1    Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the KAAC Partnership, as a capital contribution, the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the KAAC Partnership to Buyer of (a) a number of common units representing limited partner interests in the KAAC Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued in connection with the Buyer Equity Financing, upon conversion of the Buyer Class B Common Stock, or issued to Contributor at Closing) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions, including the Contribution Warrants.

2.2    Contributor Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey, and deliver to the KAAC Partnership, and Buyer shall cause the KAAC Partnership to accept from Contributor, (i) free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws) all of the Contributed Interests and (ii) the

Options (the foregoing clauses (i) and (ii), collectively, the “Contributor Contribution”). As consideration for the Contributor Contribution, Buyer shall cause the KAAC Partnership to pay and deliver the following aggregate consideration to Contributor (“Contribution Price”): (a) (i) 250,000,000 Common Units, (ii) 1,862,606 shares of Buyer Class A Common Stock (the “Fixed Common Stock”), and (iii) the Assigned Shares, if any (the foregoing clauses (i), (ii), and (iii) collectively, the “Equity Consideration”), (b) cash, if any, in the amount determined as provided in Section 2.8 (the “Cash Consideration”), (c) the right to receive the Earn-Out Consideration if and when the conditions of Section 2.9 have been satisfied, and (d) 3,182,140 warrants issued pursuant to the Warrant Agreement (the “Contribution Warrants”). In addition, at the Closing, Buyer shall issue to Contributor a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor pursuant to clause (a) of this Section 2.2, and Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value for such shares.

2.3    Closing. The Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after either Buyer or Contributor delivers notice to the other Parties that the conditions to Closing set forth in Article VI and Article VII, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributor mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4    Closing Deliveries by Contributor. At the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a)    to Buyer and the KAAC Partnership, a counterpart of that certain Amended and Restated Agreement of Limited Partnership of the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit A (“A&R LP Agreement”), duly executed by Contributor;

(b)    to the KAAC Partnership, a counterpart of the Interests Assignment Agreement by and between Contributor and the KAAC Partnership, dated as of the Closing Date, and in the form attached hereto as Exhibit B (“Interests Assignment Agreement”), duly executed by Contributor;

(c)    to Buyer and the KAAC Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(d)    to Buyer, a certificate duly executed by an authorized Person of Contributor, certifying that the conditions set forth in Section 6.1 with respect to Contributor have been fulfilled;

(e)    to Buyer, a counterpart of the Registration Rights Agreement by and among Contributor, Buyer, and the other parties thereto, dated as of the Closing Date, in the form attached hereto as Exhibit C (“Registration Rights Agreement”), duly executed by Contributor;

(f)    to Buyer, a counterpart of the Construction, Operations, and Maintenance Agreement by and between Apache Corporation and Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit D (the “COMA”), duly executed by Apache Corporation;

(g)    to Buyer, a counterpart of the Purchase Rights and Restrictive Covenants Agreement by and between Apache Corporation and Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit E (“Purchase Rights and Restrictive Covenants Agreement”), duly executed by Apache Corporation;

(h)    to Buyer, a counterpart of the Stockholders Agreement by and among Contributor, Buyer, and KAAC Sponsor, dated as of the Closing Date, in the form attached hereto as Exhibit G (“Stockholders Agreement ”), duly executed by Contributor;

(i)    to Buyer, counterparts of the Assignment and Assumption Agreements by and between Contributor and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit J (“Assignment and Assumption Agreement”) in respect of each of the Options, duly executed by Contributor;

(j)    to Buyer, if immediately preceding and as of Closing the names of the Companies include any one of the Licensed Marks, a counterpart of the Trademark License Agreement by and between Apache Corporation and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit K (“License Agreement”), duly executed by Apache Corporation; and

(k)     to Buyer, a counterpart of the Lease Agreement by and between Apache Corporation and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit L (“Lease”), duly executed by Apache Corporation.

2.5    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)    to Contributor, a counterpart of the A&R LP Agreement, duly executed by Buyer;

(b)    to Contributor, by wire transfer of immediately available funds to such accounts as Contributor shall have notified Buyer at least two (2) Business Days prior to the Closing Date, an amount equal to the Cash Consideration, if any (delivered in the manner described in Section 2.6);

(c)    to Contributor, a counterpart of the Interests Assignment Agreement, duly executed by Buyer;

(d)    to Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Section 7.1 have been fulfilled;

(e)    to Contributor, a counterpart of the Registration Rights Agreement, duly executed by Buyer;

(f)    to Contributor, a counterpart of the COMA, duly executed by Buyer;

(g)    to Contributor, a counterpart of the Stockholders Agreement, duly executed by Buyer;

(h)    to Contributor, a counterpart of the Purchase Rights and Restrictive Covenants Agreement, duly executed by Buyer;

(i)    to Contributor, a copy of the Amended and Restated Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed with the Delaware Secretary of State;

(j)    to Contributor, evidence reasonably satisfactory to Contributor of the issuances by Buyer or the KAAC Partnership, as applicable, of Buyer Class C Common Stock and the Equity Consideration (with the Fixed Common Stock and Assigned Shares, if any, delivered in the manner described in Section 2.6);

(k)    to Contributor, (i) a counterpart to the Warrant Agreement by and between Buyer and Trustee, dated as of the Closing Date, in the form attached hereto as Exhibit H (the “Warrant Agreement”), duly executed by Buyer and Trustee and (ii) evidence reasonably satisfactory to Contributor of the issuance by Buyer of the Contribution Warrants (delivered in the manner described in Section 2.6);

(l)    to Contributor, evidence reasonably satisfactory to Contributor (i) that the Buyer Board has a conflicts committee composed of certain individuals selected by the process and procedures set forth on Exhibit I-1 hereto and operating under the charter in the form attached hereto as Exhibit I-2, (ii) that the Buyer Board has adopted the related party transaction policy as of Closing in the form attached hereto as Schedule 2.5 (“Related Party Transaction Policy”), and (iii) that the independent directors of the Buyer Board are composed of certain individuals selected by the process and procedures set forth on Exhibit I-3;

(m)    to Contributor, a counterpart of the Assignment and Assumption Agreement in respect of each of the Options, duly executed by the KAAC Partnership; and

(n)    to Contributor, if immediately preceding and as of Closing the names of the Companies include any one of the Licensed Marks, a counterpart of the License Agreement, duly executed by the KAAC Partnership; and

(o)    to Contributor, a counterpart of the Lease, duly executed by the KAAC Partnership.

2.6    Delivery Procedure. The Cash Consideration, if any, Fixed Common Stock, Assigned Shares, if any, and Contribution Warrants delivered to Contributor shall first be paid or issued, as applicable, to the KAAC Partnership, all of which will immediately thereafter at the Closing be transferred by the KAAC Partnership to Contributor.

2.7    Further Deliveries. Each Party shall execute and deliver such additional documents as another Party may reasonably request it to execute in order to implement or document the Closing or give effect to the Transactions.

2.8    Calculation of Cash Consideration. The Cash Consideration, if any, shall be determined as follows:

(a)    if the Closing occurs on or prior to September 30, 2018, there shall be no Cash Consideration; or

(b)    if the Closing occurs after September 30, 2018, the Cash Consideration shall equal (dollar-for-dollar) the Capital Expenditures incurred by or on behalf of the Companies, from and including October 1, 2018 through and including the Closing Date (the “Capital Expenditures Amount”).

2.9    Earn-Out Consideration.

(a)    In addition to the Equity Consideration, Contributor shall receive, and Buyer shall deliver to the KAAC Partnership and the KAAC Partnership shall immediately deliver to Contributor, the following consideration if and when the following conditions are satisfied (collectively, the “Earn-Out Consideration”):

(i)    12,500,000 shares of Buyer Class A Common Stock, if, during the calendar year 2021, the aggregate gathered gas from the area of dedication specified on Schedule 2.9(a)(i) that is assessed a Low Pressure Gathering Fee pursuant to the Gas Gathering Agreement is equal to or greater than 574,380 million cubic feet;

(ii)    12,500,000 shares of Buyer Class A Common Stock, if, the per-share closing price of Buyer Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 (the “Share Price Target (Tier 1)”) for any 20 trading days within such 30-trading-day period; and

(iii)    12,500,000 shares of Buyer Class A Common Stock, if, the per-share closing price of Buyer Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 (the “Share Price Target (Tier 2)”) for any 20 trading days within such 30-trading-day period.

(b)    Buyer shall reserve at all times a sufficient number of authorized and unissued shares of Buyer Class A Common Stock necessary to issue the Earn-Out Consideration. In the event that Contributor is entitled to any Earn-Out Consideration, Buyer shall issue such Earn-Out Consideration promptly and in any event within five (5) Business Days of Contributor becoming entitled thereto. The Earn-Out Consideration to be issued to Contributor hereunder, if any, when delivered, shall be duly authorized and validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound. The right to receive the Earn-Out Consideration shall not be transferrable by Contributor.

(c)    In the event that a Liquidity Event occurs prior to:

(i)    December 31, 2021 and the Earn-Out Consideration contemplated by Section 2.9(a)(i) has not already been paid, then the Person becoming the record or beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company as a result of the Liquidity Event, or to whom all or substantially all of the Buyer’s assets have been sold in the Liquidity Event, shall assume the obligation to pay the Earn-Out Consideration contemplated by Section 2.9(a)(i) pursuant to the terms thereof, provided that, instead of issuing the applicable shares of Buyer Class A Common Stock, Contributor shall receive the Liquidity Event Consideration;

(ii)    the fifth anniversary of the Closing Date and the Liquidity Event Consideration in such Liquidity Event is greater than the Share Price Target (Tier 1) and the Earn-Out Consideration contemplated by Section 2.9(a)(ii) has not already been paid, then the Earn-Out Consideration contemplated by Section 2.9(a)(ii) shall be paid, and the applicable shares of Buyer Class A Common Stock shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration; or

(iii)    the fifth anniversary of the Closing Date and the Liquidity Event Consideration in such Liquidity Event is greater than the Share Price Target (Tier 2) and the Earn-Out Consideration contemplated by Section 2.9(a)(iii) has not already been paid, then the Earn-Out Consideration contemplated by Section 2.9(a)(iii) shall be paid, and the applicable shares of Buyer Class A Common Stock shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration.

(d)    If, prior to the expiration or satisfaction, as applicable, of Buyer’s obligation to issue any Earn-Out Consideration as provided in this Section 2.9, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock or unit split (including reverse stock or unit split) or combination, exchange, or readjustment of shares, or any stock dividend, the number of Buyer Class A Common Stock comprising the Earn-Out Consideration, the Share Price Target (Tier 1), and the Share Price Target (Tier 2) shall be appropriately adjusted to reflect such change and to provide to Contributor the same economic effect as contemplated by this Section 2.9 prior to such change.

ARTICLE III

WARRANTIES OF CONTRIBUTOR

Subject to the disclosures made in the Disclosure Schedules and the Data Room, Contributor warrants to Buyer as follows:

3.1    Organization of Contributor. Contributor is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

3.2    Companies.

(a)    Each Company is a limited liability company or limited partnership, as applicable, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each Company has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

(b)    Each Company is (i) duly qualified or licensed to do business as a limited liability company or a limited partnership, as applicable, and (ii) in good standing in the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    The Contributed Interests constitute all of the limited liability company membership interests or limited partner interests, as applicable, in the Companies, and Contributor is the sole record and beneficial owner of the Contributed Interests. The General Partner Interests constitute all of the general partner interests in the Partnerships, and the General Partner is the sole record and beneficial owner of the General Partner Interests. Upon the delivery of and payment for the Contributed Interests at the Closing as provided for in this Agreement, the KAAC Partnership will receive good and valid title to the Contributed Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws.

(d)    There are outstanding (i) no securities of any Company that are convertible into or exchangeable for equity interests of such Company and (ii) no options or other rights to acquire from Contributor or any Company, and no obligations of Contributor or any Company to issue or sell, any Interests of any Company, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

(e)    Contributor has made available to Buyer copies of the Organizational Documents of each Company as currently in effect.

3.3    Authority. Contributor and each Company has full limited partnership or limited liability company, as applicable, power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery, and performance by Contributor and each Company of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary limited partnership and limited liability company, as applicable, action of Contributor and each Company, as the case may be. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly executed and delivered by Contributor and each Company, and constitutes, or will constitute, a valid and legally binding obligation of Contributor and each Company, enforceable against Contributor and each Company in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.4    No Conflict. The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party by Contributor and each Company, and the consummation of the Transactions, do not and will not:

(a)    violate or breach the certificate of formation, limited partnership agreement, or limited liability company agreement, as applicable, of Contributor or any Company;

(b)    violate or breach any Law binding upon Contributor or any Company, as applicable, except for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to be material to Contributor or to the Companies, taken as a whole; or

(c)    result in any breach of, or constitute a default under, or give to any Third Party any rights of termination, consent, acceleration, or cancellation of, or result in the creation of, any material Encumbrance (other than a Permitted Encumbrance) with respect to any of the assets of Contributor or any Company pursuant to any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, Permit, or other instrument to which Contributor or any Company is a party, or by which any of such assets is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.5    Consents and Approvals. No material consent or approval of, or notification to, any Person, is required to be made or obtained by Contributor or any Company in connection with the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the Transactions, except (a) for consents or approvals that have been obtained as of the Execution Date or (b) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates.

3.6    Absence of Certain Changes. Except as disclosed in Schedule 3.6 or as contemplated by this Agreement, since January 1, 2018, (a) there have not been any material and adverse changes in the assets or financial condition of the Companies, taken as a whole, and (b) the Companies, taken as a whole, have not suffered any material loss, damage, destruction, or other casualty to any of its property, plant, equipment, or inventories (whether or not covered by insurance).

3.7    Compliance With Applicable Laws. To Contributor’s Knowledge, each Company is in compliance, in all material respects, with all applicable Laws (other than Laws relating to Taxes, as to which Contributor’s sole warranties are set forth in Section 3.10, Laws relating to employee matters, as to which Contributor’s sole warranties are set forth in Section 3.17, and Environmental Laws, as to which Contributor’s sole warranties are set forth in Section 3.18), except as disclosed in Schedule 3.7.

3.8    Legal Proceedings; Orders. Except as disclosed in Schedule 3.8, there are no Proceedings pending against any Company and, to the Knowledge of Contributor, there are no material Proceedings threatened against any Company.

3.9    Brokerage Fees. Except as disclosed in Schedule 3.9, none of Contributor, the Companies, or any of their respective Affiliates has retained any financial advisor, broker, agent, or finder on account of this Agreement or the Transactions for which Buyer, its Affiliates, or any Company will be liable.

3.10    Taxes. Except as disclosed in Schedule 3.10:

(a)    all material Tax Returns required to be filed by any Company have been duly filed on a timely basis (taking into account valid extensions of time to file) with the appropriate Taxing Authority, and all such Tax Returns are true, correct, and complete in all material respects;

(b)    all material Taxes due and payable by any Company have been duly and timely paid in full (regardless of whether shown on any Tax Return);

(c)    all material withholding Tax requirements imposed on or with respect to any Company have been satisfied in full;

(d)    no written claim has been made by any Taxing Authority to any Company in a jurisdiction where such Company does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Company;

(e)    there are no audits or Proceedings relating to Tax currently being conducted with respect to any Company, nor has any Company received any written claim for material additional Tax that is still pending, and there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of any Company;

(f)    there are no material Encumbrances with respect to Taxes upon any of the assets of any Company, except for statutory Encumbrances for Taxes not yet due and payable;

(g)    no Company is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax);

(h)    each Company is, and has been since its respective date of formation, classified as a disregarded entity for U.S. federal income Tax purposes; and

(i)    notwithstanding anything to the contrary in this Agreement, the warranties set forth in this Section 3.10 are Contributor’s sole and exclusive warranties regarding Taxes of the Companies.

3.11    Information Supplied. None of the information supplied by Contributor expressly marked for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty is made by Contributor with respect to information so provided by Contributor that is modified, without Contributor’s approval, by Buyer (including by omission).

3.12    Nature of Investment. Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Contributor acknowledges that it can bear the economic risk of its investment in the Equity Consideration and the Buyer Class C Common Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Equity Consideration and the Buyer Class C Common Stock. Contributor has made, independently and without reliance on Buyer (except to the extent that Contributor has relied on the warranties set forth in Article IV), its own analysis of the Equity Consideration, the Buyer Class C Common Stock, and Buyer for the purpose of acquiring the Equity Consideration and the Buyer Class C Common Stock, and Contributor has had reasonable and sufficient access to documents, other information, and materials as it considers appropriate to make its evaluations. Contributor is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Contributor understands that none of the Equity Consideration or the Buyer Class C Common Stock will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Equity Consideration and the Buyer Class C Common Stock will be characterized as “restricted securities” under federal securities Laws, and that the Equity Consideration and the Buyer Class C Common Stock may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

3.13    Permits. Each Company has obtained all material Permits required for its respective operations, all such material Permits are in full force and effect, and each Company is in compliance, in all material respects, with its respective obligations under such material Permits.

3.14    Title to Properties. Except with respect to Rights-of-Way, which are the subject of Section 3.15(b), each of the Companies has good and marketable title to, or valid rights to lease or otherwise use, all items of real property and personal property that are material to the conduct of the respective businesses of the Companies, in each case free and clear of all Encumbrances (other than Permitted Encumbrances) except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Companies or (ii) would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole. For the avoidance of doubt, no warranty is made by Contributor with respect to any real property or personal property that is dedicated to any of the Companies pursuant to a gas processing, gas gathering, or similar agreement, including the Dedication Agreements.

3.15    Real Property.

(a)    Schedule 3.15 sets forth a complete list, as of the Execution Date, of the material leases, licenses, and similar occupancy agreements in respect of real property (other than Rights-of-Way, which are addressed exclusively in Section 3.15(b)) to which any Company is a party (as lessor or lessee) (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases, the “Leased Real Property”). Each Real Property Lease is a legal, valid, and binding agreement, enforceable in accordance with its terms, of the applicable Company, and to the Knowledge of Contributor, of each other Person that is a party thereto, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Except as disclosed in Schedule 3.15, no Company has received any written notice during the twelve (12) month period prior to the Execution Date that it is in default in payment of rent or in performance of its obligations thereunder. Prior to the Execution Date, Contributor has made available to Buyer copies of all Real Property Leases.

(b)    The Companies have, subject to Permitted Encumbrances, such consents, easements, rights-of-way, permits, servitudes, licenses, and other similar surface rights from any Person (“Rights-of-Way”) as are sufficient to conduct its business substantially in the manner conducted as of the Execution Date. Each of the Companies has fulfilled and performed, in all material respects, its obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that, would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole. All Systems operated by the Companies are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by any Company of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.16    Material Agreements.

(a)    Set forth in Schedule 3.16 is a list of each of the following agreements and contracts to which any Company is a party or by which any Company or any of their respective properties is otherwise bound as of the Execution Date (each of the following being referred to as a “Material Agreement”; provided, however, “Material Agreement” shall not include any contract or agreement that may be terminated by a party thereto within a ninety (90) day period):

(i)    contracts, agreements, and instruments representing Indebtedness for Borrowed Money and all guarantees thereof, and any related agreements or instruments creating Encumbrances securing such obligations, in each case having an outstanding principal amount in excess of $10,000,000;

(ii)    the Options;

(iii)    contracts containing covenants limiting the freedom of any Company to engage in any line of business, compete with any Person, or operate at any location;

(iv)    contracts in excess of $10,000,000 to which any Company, on the one hand, and an Affiliate of Contributor, on the other hand, is a party or is otherwise bound, other than any bona fide arm’s length contract entered into prior to the date on which such Person became an Affiliate of Contributor (each such contract, an “Affiliate Contract”);

(v)    joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vi)    contracts in excess of $10,000,000 relating to the acquisition or disposition by any Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which any Company has any remaining material obligation or liability; and

(vii)    contracts or agreements which, individually, require or entitle any Company to make or receive payments of at least $10,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which such Company may exercise a renewal or extension option in its sole discretion.

(b)    Except as disclosed in Schedule 3.16, no Company is in breach in any material respect of the terms of any such Material Agreement and, to the Knowledge of Contributor, no other party to any Material Agreement is in breach of the material terms thereof.

(c)    Contributor has made available to Buyer copies of all Material Agreements.

3.17    Employee Matters. No Company (a) has employees, (b) is the sponsor of and contributes to or has an obligation to contribute to any Benefit Plan, or (c) has material liability relating to any Benefit Plan. No Company is or has been a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or, to the Knowledge of Contributor, threatened against any Company. Other than the warranties set forth in this Section 3.17, Contributor makes no other warranty with respect to any employee matter relating to any Company.

3.18    Environmental.

(a)    Except as disclosed in Schedule 3.18, to the Knowledge of Contributor, each Company is in compliance, in all material respects, with all applicable Environmental Laws, and no Company has received any written notice or demand letter from any Governmental Entity or other Third Party indicating that any Company is in violation in any material respect of, or liable under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party.

(b)    There are no Proceedings that are pending or, to the Knowledge of Contributor, threatened against any of the Companies under Environmental Laws in which a Governmental Entity is also a party, other than such proceedings as would not reasonably be expected to be material and adverse to the Companies, taken as a whole.

(c)    Except as disclosed in Schedule 3.18, (i) no Company has owned, leased, or operated a site that (A) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List”, or similar state or foreign list, as in effect as of the Closing Date, or (B) is involved with any voluntary cleanup program sponsored by a Governmental Entity and (ii) except as would not reasonably be expected to be material and adverse to the Companies, taken as a whole, no Company has been identified by any Governmental Entity as a potentially responsible party under CERCLA or any similar state or foreign Law with respect to any site, and no Hazardous Materials generated, transported, or disposed of, by or on behalf of any Company, have been found at any site where a Person has made written demand on any Company to conduct or pay for a remedial investigation, removal, or other response action pursuant to any applicable Environmental Law.

(d)    Except as disclosed in Schedule 3.18, there have been no Releases of Hazardous Materials at any property currently or, to the Knowledge of Contributor, formerly owned or operated by any Company, which Releases are reasonably likely to be material and adverse to the Companies, taken as a whole.

(e)    There have been no material environmental investigations, studies, audits, or other analyses or reports completed, during the past three (3) years by or on behalf of,

or that are in the possession or control of, Contributor or any Company addressing potentially material environmental matters with respect to any property related to the midstream gathering and processing business that is owned or operated by any of the Companies that have not been delivered or otherwise made available to Buyer prior to the date hereof.

(f)    Notwithstanding anything to the contrary in this Agreement, the warranties set forth in Section 3.13 and this Section 3.18 are Contributor’s sole and exclusive warranties regarding environmental matters, including compliance with Environmental Laws.

3.19    Intellectual Property. Each Company owns or, together with the License Agreement as of the Closing, possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems, and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.20    Insurance. Each of the Companies carries insurance customary for companies engaged in similar businesses or is covered by an existing insurance program in such amounts and covering such risks as described on Schedule 3.20 of the Disclosure Schedules.

3.21    No Prior Dedications. Except as disclosed in Schedule 3.21, to the Knowledge of Contributor, there are no Prior Dedications (as such term is defined in each Dedication Agreement) that would affect the dedications granted and conveyed under the Dedication Agreements and, to the Knowledge of Contributor, no Third Party has made any claim or assertion that any such Prior Dedication exists.

3.22    Preparation of Schedules. Contributor has used good faith efforts to complete the Schedules specified by this Article III and to schedule any exceptions to the warranties in this Article III about which Contributor has Knowledge as of the Execution Date.

ARTICLE IV

WARRANTIES OF BUYER

Subject to the disclosures made in Buyer’s Disclosure Schedules, Buyer warrants to Contributor and the Companies as follows:

4.1    Organization of Buyer. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

4.2    KAAC General Partner and the KAAC Partnership.

(a)    The KAAC Partnership and the KAAC General Partner is a limited partnership and limited liability company, respectively, each duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the

KAAC Partnership and the KAAC General Partner has all requisite limited partnership or limited liability company, respectively, power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

(b)    Each of the KAAC Partnership and the KAAC General Partner is (i) duly qualified or licensed to do business as a limited partnership or limited liability company, respectively, and (ii) in good standing in the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(c)     As of the Execution Date, Buyer owns all of the outstanding limited liability company membership interests in the KAAC General Partner and all of the outstanding limited partner interests in the KAAC Partnership, and the KAAC General Partner owns a non-economic general partner interest in the KAAC Partnership, which constitutes all of the outstanding general partner interests in the KAAC Partnership. The outstanding limited partner interests and general partner interests of the KAAC Partnership are duly authorized and validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and the outstanding limited liability company membership interests of the KAAC General Partner are duly authorized and validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Sections 18-607, and 18-804 of the Delaware Limited Liability Company Act, as amended). The outstanding limited partner interests and general partner interests of the KAAC Partnership and the outstanding limited liability company membership interests of the KAAC General Partner were issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC Partnership, or the KAAC General Partner is a party or by which it is bound. There are no outstanding (i) Interests in the KAAC General Partner or the KAAC Partnership convertible into or exchangeable for other Interests in the KAAC General Partner or the KAAC Partnership, as applicable, (ii) options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the KAAC General Partner or the KAAC Partnership, (iii) obligations of the KAAC General Partner or the KAAC Partnership to issue any Interests in it, other than the rights of Contributor and Buyer to acquire Common Units and Buyer to acquire Partnership Warrants, each pursuant to this Agreement, or (iv) obligations of the KAAC General Partner or the KAAC Partnership to repurchase, redeem, or otherwise acquire any Interests. The Common Units to be issued to Contributor hereunder upon the Closing, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound.

4.3    Authority. Each of Buyer, the KAAC General Partner, and the KAAC Partnership has full corporate, limited liability company, and limited partnership, as applicable, power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party. Subject to the requisite approval of the Stockholder Proposals, the execution, delivery, and performance by Buyer, the KAAC General Partner, and the KAAC Partnership of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Buyer, the KAAC General Partner, and the KAAC Partnership of the Transactions, have been duly authorized by all necessary corporate, limited liability company, or limited partnership, as applicable, action of Buyer, the KAAC General Partner, and the KAAC Partnership. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer, the KAAC General Partner, and the KAAC Partnership, and constitutes a valid and legally binding obligation of Buyer, the KAAC General Partner, and the KAAC Partnership, as applicable, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances

4.4    No Conflicts. Subject to the requisite approval of the Stockholder Proposals, assuming all consents, approvals, authorizations, and other actions described in Section 4.5 have been obtained, and all filings and notifications listed in Section 4.5 have been made, and except as may result from any facts or circumstances relating solely to Contributor or its Affiliates, the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer, the KAAC General Partner, and the KAAC Partnership, and the consummation of the Transactions, does not and will not:

(a)    violate or breach the Organizational Documents of Buyer, the KAAC General Partner, or the KAAC Partnership, except for such violations or breaches as would not reasonably be expected to be material to KAAC, the General Partner, or the KAAC Partnership, individually or in the aggregate;

(b)     violate or breach any Law binding upon Buyer, the KAAC General Partner, or the KAAC Partnership, except as would not, individually or in the aggregate, reasonably be expected to be material to Buyer; or

(c)    result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of, any Encumbrance on any of the assets or properties of Buyer, the KAAC General Partner, or the KAAC Partnership pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument relating to such assets or properties to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party, or by which any of such assets or properties is bound or affected, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

4.5    Consents and Approvals. Except for the requisite approval of the Stockholder Proposals, no material consent or approval of, or notification to, any other Person, is required to be made or obtained by Buyer, the KAAC General Partner, or the KAAC Partnership in connection with the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions.

4.6    Absence of Certain Changes. To Buyer’s Knowledge, except as contemplated by this Agreement, or as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, since January 1, 2018, there have not been any changes in the assets or financial condition of Buyer.

4.7    Compliance With Applicable Laws. Each of Buyer, the KAAC Partnership, and the KAAC General Partner is in compliance, in all material respects, with all applicable Laws.

4.8    Legal Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer, the KAAC Partnership, or the KAAC General Partner.

4.9    Brokerage Fees. Except as disclosed in Buyer’s Disclosure Schedules, none of Buyer, the KAAC Partnership, the KAAC General Partner, or any of their respective Affiliates has retained any financial advisor, broker, agent, or finder on account of this Agreement or the Transactions for which Contributor, its Affiliates, the Companies, the KAAC Partnership, or the KAAC General Partner will be liable.

4.10    Tax . The KAAC Partnership is, and has been since its date of formation, classified as a disregarded entity for U.S. federal income Tax purposes.

4.11    Information Supplied; Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by Contributor expressly for inclusion therein) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

4.12    Nature of Investment. Each of Buyer and the KAAC Partnership is acquiring the Contributed Interests for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Each of Buyer and the KAAC Partnership acknowledges that it can bear the economic risk of its investment in the Contributed Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Contributed Interests. Each of

Buyer and the KAAC Partnership has made, independently and without reliance on Contributor or any Company (except to the extent that Buyer has relied on the warranties set forth in Article III), its own analysis of the Contributed Interests, the Companies, and the Companies’ assets for the purpose of acquiring the Contributed Interests, and each of Buyer and the KAAC Partnership has had reasonable and sufficient access to documents, other information, and materials as it considers appropriate to make its evaluations. Each of Buyer and the KAAC Partnership is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each of Buyer and the KAAC Partnership understands that none of the Contributed Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Contributed Interests will be characterized as “restricted securities” under federal securities Laws, and that the Purchased Interests may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.13    Buyer Capital Structure.

(a)    As of the Execution Date, the authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Buyer Preferred Stock”). At the close of business on August 6, 2018: (A) 37,732,112 shares of Buyer Class A Common Stock were issued and outstanding, (B) 9,433,028 shares of Buyer Class B Common Stock were issued and outstanding, (C) no shares of Buyer Preferred Stock were issued and outstanding, and (D) 18,941,651 whole warrants, each whole warrant entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer is a party or by which it is bound. Except (i) for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organizational Documents of Buyer, and (ii) in connection with the Buyer Equity Financing, there are no outstanding (w) Interests of Buyer convertible into or exchangeable for other Interests of Buyer, (x) options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in Buyer, (y) obligations of Buyer to issue any Interests in it, other than the rights of Contributor to acquire Buyer Class A Common Stock, Buyer Class C Common Stock, and the Contribution Warrants pursuant to this Agreement, or (z) obligations of Buyer to repurchase, redeem, or otherwise acquire any Interests. Buyer has no direct or indirect Interests, participation, or voting right or other investment (whether debt, equity, or otherwise) in any Person (including any contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the KAAC General Partner and the KAAC Partnership or as may be acquired pursuant to this Agreement.

(b)    The Class A Common Stock and the Class C Common Stock to be issued to Contributor hereunder upon the Closing will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer is a party or by which it is bound. The Contribution Warrants to be issued to Contributor hereunder upon Closing will be duly issued and delivered, and will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances. The Class A Common Stock issuable upon exercise of the Contribution Warrants have been duly authorized and reserved for issuance upon exercise thereof and, when issued and delivered against payment therefor pursuant to the Contribution Warrants and the Warrant Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound.

4.14    Buyer SEC Documents; Controls.

(a)    Since March 29, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules, and statements required to be filed or furnished under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements, the “SEC Documents”). As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto, and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the Execution Date, (i) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b)    The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates, and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c)    Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

4.15    Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $380 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid, and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements, or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEC Documents to be inaccurate or (b) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (y) to pay income and franchise taxes from any interest income earned in the Trust Account and (z) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to the Trust Account.

4.16    Listing. The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

4.17     Independent Investigation. Each of Buyer and the KAAC Partnership hereby acknowledges and affirms that (a) it has completed its own independent investigation, analysis, and evaluation of the Contributed Interests and the Companies, it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise), and prospects of the Companies as it has deemed necessary or appropriate, and acknowledges that it has been provided access to the personnel (if any), properties, premises, and records of the Companies for such purpose, (b) it shall be deemed to have knowledge of all facts, materials, and documents described, contained, or set forth in the Data Room, and (c) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely on the warranties set forth in Article III and its own independent investigation, analysis, and evaluation.

4.18    Non-Reliance. Except for the specific warranties expressly made by Contributor in Article III, (a) each of Buyer and the KAAC Partnership acknowledges and agrees that (i) none of Contributor, the Companies, or any of its or their respective Affiliates is making or has made any warranty, expressed or implied, at law or in equity, in respect of the Companies or any of the Companies’ respective businesses, assets, Liabilities, operations, prospects, or condition (financial or otherwise), including with respect to (A) merchantability or fitness for any particular purpose of any assets, (B) the nature or extent of any Liabilities, (C) the prospects of the Companies’ businesses, (D) the effectiveness or the success of any operations, (E) the quantity, quality, price, or recoverability of oil, gas, or natural gas liquids associated with the Companies’ businesses, (F) estimates of costs or expenses to be incurred in connection with the Companies’ businesses, including carbon or emission trading costs or liabilities, environmental remediation or rehabilitation costs, the Contributed Interests, future or forecast costs, Taxes, access to land, revenues, prices or profits, markets, or production, (G) the past, present, or future performance, operation, ownership, or profitability of the oil and gas gathering, processing, or storage business or the oil and gas industry, or (H) the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, estimates, materials, or other information (financial or otherwise) regarding the Companies’ past, present, or future businesses (including any revenue or profits which may be derived from such businesses) that is furnished to Buyer, the KAAC Partnership, or its or their respective Representatives or made available to Buyer, the KAAC Partnership, or its or their respective Representatives by any Representative of Contributor or any Affiliate thereof, including any information provided or made available to Buyer, the KAAC Partnership, or its or their respective Representatives in the Data Room or management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no Representative of Contributor or any Company has any authority, express or implied, to make any warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (b) each of Buyer and the KAAC Partnership specifically disclaims that it is relying upon or has relied upon any such other warranties that may have been made by any Person, and acknowledges and agrees that any Company and Contributor, and their respective Affiliates and Representatives, have specifically disclaimed and do hereby specifically disclaim any such other warranty made by any Person; (c) each of Buyer and the KAAC Partnership specifically disclaims any obligation or duty by any Company or Contributor to make any disclosures of fact not required to be disclosed pursuant to the specific warranties set forth in Article III; and (d) each of Buyer and the KAAC Partnership is acquiring the Contributed Interests “as is, where is, with all faults,” and subject only to the specific warranties set forth in Article III as further limited by the specifically bargained-for waiver of claims as set forth in Article IX.

4.19    Nature of Warranties. Each of Buyer and the KAAC Partnership acknowledges that (a) all warranties set forth in Article III are contractual in nature only and subject to the waiver of claims set forth in Article IX and (b) Contributor is not asserting the truth of any warranty set forth in Article III; rather the Parties have agreed that should any warranties of Contributor prove untrue, Buyer may assess whether the condition to Buyer’s obligation to close set forth in Section 6.1 shall have been satisfied, but, should the Closing occur, the waiver of claims in Article IX shall apply.

ARTICLE V

COVENANTS

5.1    Regulatory and Other Approvals.

(a)    Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions.

(b)    Each Party shall, and shall cause its respective Affiliates to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Entity in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions, and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Entity and to promptly provide the other Parties with copies of any communication to any Governmental Entity; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Affiliates under applicable Law for additional information, documents or other materials; and (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Entity with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion.

(c)    Notwithstanding anything to the contrary in this Agreement, no Party shall be required to, and no Party shall, (i) take or agree to take any action with respect to, or that would require or purport to require any action by, any Party (including any action that limits, or seeks to limit, the freedom of action of, or ownership or control with respect to, any of the businesses, assets, properties or services of any Party or any of its Affiliates), (ii) proffer a consent and/or agree to an order, stipulation or other agreement providing for the sale or other disposition, of the holding separate, of any assets, categories of assets, or lines of business of Buyer or any of its Affiliates or in respect of its or their respective business, or (iii) institute or challenge any Proceeding initiated by a Governmental Entity in respect of the Transactions.

5.2    Access of Buyer.

(a)    From the Execution Date until the Closing Date (the “Interim Period”), Contributor and the Companies shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all assets, books and records, contracts, documents, officers, employees (if any), agents, legal advisors, and accountants of the Companies, and Contributor and the Companies shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Companies and their assets, business, books and records, contracts, and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Companies. Contributor shall have the right to have a Representative present for any communication with employees of Contributor (if any) or its Affiliates, and Buyer shall and shall cause its Representatives to observe and comply with all applicable health, safety, and security requirements of Contributor and the Companies if Buyer exercises its rights to access any assets of the Companies under this Section 5.2(a). Neither Buyer nor its Representatives shall contact any of the employees (if any), customers, suppliers, or parties that have business relationships with any Company in connection with the Transactions without the specific prior written authorization of Contributor. For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled to collect any air, soil, surface water, or ground water samples, nor to perform any invasive or destructive sampling on, under, at, or from the Leased Real Property. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 5.2(a), Buyer shall have no right of access to, and neither Contributor nor any of its Affiliates shall have any obligation to provide any information (i) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (ii) the disclosure of which could reasonably be expected to (A) jeopardize any privilege available to Contributor or any of its Affiliates, (B) cause Contributor or any of its Affiliates to breach a contract, or (C) result in a violation of Law; provided that, in the event that the restrictions in clause (ii) of this sentence apply, Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or contract or jeopardizing such privilege. Promptly upon completion of any such access, Buyer shall repair at its sole expense any damage caused by such access.

(b)    Buyer agrees to indemnify, defend, and hold harmless Contributor, its Affiliates, and its and their respective Representatives for any and all Losses incurred by Contributor, its Affiliates, or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives pursuant to the access rights under Section 5.2(a), including any Proceedings by any of Buyer’s Representatives for any injuries or property damage while present, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRIBUTOR, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES. THE PARTIES ACKNOWLEDGE THAT THE INTENT OF THIS SECTION 5.2(B) IS CLEAR AND UNEQUIVOCAL AND THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE.

5.3     Conduct of Business. Except as specifically provided in this Agreement (including information set forth in the Data Room), during the Interim Period, Contributor shall cause each Company to (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) preserve, maintain, and protect its material assets, and (iii) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

5.4    Certain Restrictions.

(a)    During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 5.4, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned, or delayed, Contributor shall not:

(i)    create any Encumbrance (other than any Permitted Encumbrance or any Encumbrance that will be released at or prior to the Closing) against any of the Contributed Interests;

(ii)    sell, transfer, convey, or otherwise dispose of any of the Contributed Interests or any asset with a fair market value of greater than $15,000,000; or

(iii)    agree or commit to do any of the foregoing.

(b)    During the Interim Period, except as (v) expressly permitted or required by the other terms of this Agreement, (w) otherwise described in in Schedule 5.4, (x) contemplated in any Material Agreement, (y) is necessary in Contributor’s good faith judgment to respond to or prevent imminent harm to persons or property or (z) consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned, or delayed, the Companies shall not, and Contributor shall cause the Companies not to:

(i)    amend or propose to amend the Organizational Documents of any Company;

(ii)    (A) authorize, propose to offer, issue, sell, grant, or deliver any Interest of any Company, (B) amend in any material respect any of the terms of any securities of any Company outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant, or deliver, any Interest in any Company;

(iii)    (A) split, combine, or reclassify any Interests in any Company, (B) except as provided in Section 5.8(b), declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Company, (C) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests of any Company, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Company;

(iv)    except in the ordinary course of business, create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v)    other than in connection with the Options or the New Gas Pipeline Option, (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances, or capital contributions to, or investments in, any Person;

(vi)    change in any material respect any of the financial accounting principles, practices, or methods used by any Company, except for any change required by reason of a concurrent change in GAAP;

(vii)    (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit, report, assessment or Proceeding in respect of material Taxes, or (C) enter into material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax);

(viii)    enter into, amend in any material respect, or terminate (A) any Affiliate Contract, (B) the Amended and Restated Gas Gathering Agreement by and between Apache Corporation and Alpine High Gathering LP, dated as of the Execution Date, or (C) the Amended and Restated Gas Processing Agreement by and between Apache Corporation and Alpine High Processing LP, dated as of the Execution Date; or

(ix)    agree or commit to do any of the foregoing.

(c)    During the Interim Period, except as expressly permitted or required by the other terms of this Agreement or consented to or approved in writing by Contributor,

which consent or approval will not be unreasonably withheld, conditioned, or delayed, Buyer shall not, and Buyer shall cause its Affiliates not to:

(i)    amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)    (A) offer, issue, sell, grant, or deliver any Interest of Buyer or any of its Subsidiaries, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant, or deliver any Interest in Buyer or any of its Subsidiaries;

(iii)    (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) except pursuant to the Buyer Stockholder Redemption Right, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests in Buyer, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Buyer or any of its Subsidiaries;

(iv)    create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v)    (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances, or capital contributions to, or investments in, any Person; or

(vi)    agree or commit to do any of the foregoing.

5.5    Tax Matters.

(a)    Contributor shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies that are due on or prior to the Closing Date and pay, or cause to be paid, any Taxes relating to such Tax Returns. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Companies not specifically addressed in the first sentence of this Section 5.5(a), and such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

(b)    Buyer and Contributor shall cooperate fully, and shall cause the Companies to cooperate fully, as and to the extent reasonably requested by Buyer or Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Buyer or Contributor, the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Contributor, Buyer, or the Companies.

(c)    In the event that any Transfer Taxes are imposed on the Transactions, the KAAC Partnership shall be responsible for the payment of all such Transfer Taxes. Each of Contributor, Buyer, and the KAAC Partnership shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Each of Contributor, Buyer, and the KAAC Partnership shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(d)    Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements, or similar agreements between the Companies, on the one hand, and any of Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

(e)    The Parties agree that, except as required by applicable Law, for U.S. federal income Tax purposes, (i) Contributor’s contribution of the Contributor Contribution to the KAAC Partnership in exchange for Common Units shall be treated as a contribution of property to a partnership described in Section 721(a) of the Code in accordance with Revenue Ruling 99-5, Situation 2, (ii) liabilities of the KAAC Partnership shall be allocated in a manner that is consistent with applicable Treasury Regulations to minimize, to the greatest extent possible, the amount of gain that Contributor would recognize, if any, pursuant to Section 707 of the Code, if applicable, or Section 731(a) of the Code, as a result of the contribution of the Contributor Contribution to the KAAC Partnership, (iii) any transfer of money or other consideration to Contributor, including the Fixed Common Stock, the Assigned Shares, the Contribution Warrants, and the Earn-Out Consideration, shall be treated as a reimbursement of preformation capital expenditures in connection with the contribution of the Contributor Contribution to the KAAC Partnership to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), and (iv) in connection with any receipt of Earn-Out Consideration by Contributor, the value of the Contributor Contribution as of the Closing will be redetermined such that there is no increase or decrease in the value of the Contributor Contribution contributed in exchange for each Common Unit received by Contributor at the Closing. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (I) the receipt by Contributor of Buyer Class C Common Stock pursuant to Section 2.2 or (II) the right of Contributor to have its Common Units redeemed for Buyer Class A Common Stock, as consideration paid to Contributor in connection with the contribution of the Contributor Contribution pursuant to Treasury Regulation Section 1.707-3. The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 5.5(e), and (B) take no position inconsistent with this Section 5.5(e) in any Tax Return, Tax-related Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(f)    The Parties agree that, with respect to the assets contributed by Contributor to the KAAC Partnership, the KAAC Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b).

(g)    No later than ten (10) days prior to Closing, Contributor shall deliver to Buyer a statement reflecting a valuation of all of the assets of the Companies (the “Tax Allocation Statement”). The Tax Allocation Statement shall be prepared in a manner consistent with Schedule 5.5(g) including (i) the methodology for allocating value among the assets in accordance with applicable Law and (ii) the draft allocation of value among the assets of the Companies, each as agreed to by Contributor and Buyer as of the Execution Date (the “Agreed Allocation Methodology”). Following the Closing, Contributor shall amend the Tax Allocation Statement to reflect additional information obtained after the Closing, using the same principles used to prepare the Tax Allocation Statement, including the Agreed Allocation Methodology. The Parties agree to (i) be bound by the Tax Allocation Statement, as amended, and (ii) act in accordance with the Tax Allocation Statement, as amended, in the preparation, filing, and audit of any Tax Return.

5.6    Public Announcements. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement) or the rules of any stock exchange upon which such Party’s capital stock is traded, in either case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided however that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees or equity holders or (b) the ability of Buyer, Contributor, and the Companies to communicate with their financial and legal advisors, lenders, underwriters, or financing sources.

5.7    Use of Certain Names. Within sixty (60) days following the Closing, Buyer shall cause the Companies to cease using the word “Apache” and any word or expression similar thereto or constituting an abbreviation, derivation, or extension thereof (“Contributor’s Marks”), including eliminating Contributor’s Marks from the Leased Real Property and the assets of the Companies and disposing of any unused stationery and literature of the Companies bearing Contributor’s Marks. Thereafter, except as permitted under the License Agreement, Buyer shall not, and shall cause its Affiliates not to, use Contributor’s Marks or any other logos, trademarks, or trade names belonging to Contributor or any of its Affiliates. Buyer acknowledges that it and its Affiliates, from and after the Closing, have no rights whatsoever to use Contributor’s Marks.

5.8    Accounts Payable and Accounts Receivable; Distributions.

(a)    The Parties acknowledge and agree that Accounts Payable and Accounts Receivable incurred by or on behalf of the Companies prior to September 30, 2018 (“Contributor Accounts Receivable” and “Contributor Accounts Payable”, respectively) are for the account of Contributor and Accounts Payable and Accounts Receivable incurred by or on behalf of the Companies on or after September 30, 2018 are for the account of Buyer. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Contributor Accounts Receivable, Buyer or its Affiliate, as applicable shall remit such funds to Contributor within five Business Days after its receipt thereof. From and after the Closing, Contributor covenants to pay and discharge the valid Contributor Accounts Payable, in accordance with Contributor’s past payment practices and applicable Law. “Accounts Payable” means all accounts and accrued payable (including trade accounts payable, but excluding asset retirement obligations) to any Person in respect of any services performed or products purchased and all other amounts that would be classified as an account payable on the liability side of a balance sheet prepared in accordance with GAAP. “Accounts Receivable” means any right to payment for products sold or services rendered (including trade accounts receivable) and all other amounts that would be classified as an account receivable on the asset side of a balance sheet prepared in accordance with GAAP. “Cash” means cash, cash equivalents, checks received but not yet deposited, short term investments and all other amounts that would be classified as cash or cash equivalents on the asset side of a balance sheet prepared in accordance with GAAP.

(b)    The Parties acknowledge and agree that the Companies shall have no Cash when the Contributor Contribution occurs at the Closing. Therefore, notwithstanding anything in this Agreement to the contrary, Contributor shall have the right to cause the Companies to pay Cash dividends and/or make Cash distributions to Contributor at any time prior to September 30, 2018; provided such distributions do not result in any Liability to any Company.

5.9    Support Obligations. Prior to the Closing, Buyer shall replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by Contributor or any of its Affiliates with respect to any Company or the assets of any Company set forth in Schedule 5.9 (“Support Obligations”), including by providing at the Closing replacement bonds, surety bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at the Closing; provided that if Buyer is unable to replace or post a Support Obligation at the Closing, such existing Support Obligation shall remain in place and Buyer will indemnify Contributor or its Affiliates, as applicable, for any and all Losses resulting from payment such Person is required to make under such Support Obligation. If Buyer or any of its Subsidiaries intends to participate in any meeting or discussion with any Governmental Entity with respect to such replacement or posting of Support Obligations, Buyer shall give Contributor reasonable prior written notice of, and an opportunity to participate in, such meeting(s) or discussion(s) prior to the Closing.

5.10    The Proxy Statement and the Special Meeting.

(a)    As promptly as reasonably practicable after the Execution Date, but in any event within ten (10) Business Days following the date on which Buyer has received written notice from Contributor that it believes the information required to be provided by Contributor or the Companies hereunder has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form; provided, however, that such ten (10) Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to Contributor regarding information that is required but has not yet been received by Buyer from Contributor or the Companies for the Proxy Statement, in which case the ten (10) Business Day period shall not elapse until Buyer receives such information from Contributor or the Companies, as applicable. Buyer shall as promptly as practicable notify Contributor of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide Contributor with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Contributor in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within five (5) Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)    Contributor and the Companies acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding Contributor, the Companies, and the Companies’ management, operations, and financial condition. Accordingly, Contributor and the Companies will, as promptly as reasonably practicable after the Execution Date, use their respective commercially reasonable efforts to provide Buyer with all information concerning Contributor, the Companies, and the Companies’ management, operations, and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Companies prepared in accordance with Regulation S-X and a related consent from the Companies’ independent public accountants. Without limiting the generality of the foregoing, Contributor and the Companies shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X. Contributor and the Companies shall use their commercially reasonable efforts to cause and make their managers, directors, and officers available to Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings required to be made by Buyer with the SEC and respond in a timely manner to comments on the Proxy

Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of Contributor or the Companies. Contributor and the Companies hereby consent, subject to approval by the Companies’ independent public accountants, to Buyer’s use of any audited or unaudited financial statements relating to the Companies and businesses acquired by the Companies that are required to be included in the Proxy Statement and supplied by Contributor expressly for inclusion therein.

(c)    Buyer will take, in accordance with applicable Law, NASDAQ rules, and the Organizational Documents of Buyer, all action necessary to call, hold, and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of Contributor, other than (i) for the absence of a quorum, in such event Buyer shall postpone the meeting up to ten (10) Business Days (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting, or (iii) a postponement of up to ten (10) Business Days to solicit additional proxies from holders of Buyer Common Stock to the extent Buyer has determined in good faith that such postponement is reasonably necessary to obtain the approval of the Stockholder Proposals. Subject to Section 5.10(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d)    The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval of the Stockholder Proposals at the Special Meeting, the Buyer Board may withdraw, modify, or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) only if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation is necessary to comply with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event that first occurred during the Interim Period and (ii) Buyer has provided to Contributor three (3) Business Days’ prior written notice advising Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. Buyer agrees that, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (y) change the approval of this Agreement or any other approval of the Buyer Board or (z) relieve Buyer or the KAAC Partnership of any of their respective obligations under this Agreement, including Buyer’s obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the Stockholder Proposals.

(e)    If at any time prior to the Closing Date, any event, circumstance, or information relating to Buyer, Contributor, or the Companies, or any of their respective officers or directors, should be discovered by Buyer, Contributor, or such Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock.

(f)    Subject to the limitations set forth in Section 10.1, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by Contributor, reimburse Contributor for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Contributor or any of the Companies in connection with the cooperation of Contributor and the Companies contemplated by this Section 5.10 and shall indemnify and hold harmless Contributor, the Companies, and its and their respective Representatives and Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of Contributor or the Companies to the extent they resulted from information provided by Contributor or the Companies specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.11    Exclusivity.

(a)    From the Execution Date until the earlier of the Closing or the termination of this Agreement, Contributor and the Companies will not, and will cause their respective Affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Companies or all or substantially all of the assets of the Companies. Contributor and the Companies will, and will cause their respective Affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing.

(b)    From the Execution Date until the earlier of the Closing or the termination of this Agreement, Buyer will not, and will cause its Affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination. Buyer will, and will cause its Affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Contributor and its Affiliates) with respect to a Business Combination.

5.12    Notice of Certain Events. Each of Contributor and Buyer will give prompt written notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice), including, in the case of Contributor, by uploading information to the Data Room, upon its becoming aware of (a) the occurrence or existence of any fact, event, or circumstance that, (i) with respect to Contributor, had or would reasonably be expected have a Material Adverse Effect, (ii) with respect to Buyer, had or would reasonably be expected to have a Buyer Material Adverse Effect or would reasonably be expected to result in an Intervening Event, (b) the occurrence or existence of any fact, event, or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI or Article VII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by Buyer or Contributor from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or Contributor from any Governmental Entity in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of Contributor or Buyer, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by Contributor or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 5.12, including any information uploaded to the Data Room, shall limit or otherwise affect any of the warranties, covenants, obligations, or conditions contained in this Agreement.

5.13    Trust. Upon satisfaction or waiver of the conditions set forth in Article VI and Article VII (in each case, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Organizational Documents of Buyer, at the Closing, Buyer (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to (i) pay as and when due all amounts payable to stockholders of Buyer holding shares of the Buyer Class A Common Stock sold in the IPO who shall have previously validly elected to redeem their shares of Buyer Class A Common Stock pursuant to Buyer’s amended and restated certificate of incorporation, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to Buyer for immediate use, subject to this Agreement and the Trust Agreement.

5.14    Transaction Litigation. Except as otherwise provided in Section 5.1(c), each of Buyer and Contributor shall cooperate with the other in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a)

Buyer, any of its Affiliates, and/or any of its or their respective directors or officers, or (b) Contributor, any of its Affiliates, and/or any of its or their respective directors or officers. Such cooperation between Buyer and Contributor shall include (i) keeping each other reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) utilizing counsel reasonably agreeable to both Buyer and Contributor (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, consenting to any Order or entering into any agreement in respect of, any such Proceeding without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

6.1    Contributor Warranties. The Contributor Fundamental Warranties shall (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Contributor Fundamental Warranties expressly made as of an earlier date) and (b) in the case of Contributor Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The warranties made by Contributor in Article III (other than the Contributor Fundamental Warranties) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein (other than for purposes of defining Real Property Leases, providing copies of the Material Agreements or Section 3.22), (y) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those warranties expressly made as of an earlier date), and (z) in the case of warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of the warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Material Adverse Effect.

6.2    Contributor and Company Covenants. Contributor and each of the Companies shall each have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by them under this Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Companies, taken as a whole.

6.3    Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

6.4    Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (a) approved and adopted this Agreement and the Transactions; (b) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation, attached hereto as Exhibit F (the “Amended and Restated Certificate of Incorporation”), reasonably necessary to complete the Transactions; and (c) approved, for purposes of complying with applicable listing rules of NASDAQ, (i) the issuance of Buyer Class A Common Stock and Buyer Class C Common Stock to Contributor at Closing, (ii) the future issuance of shares of Buyer Class A Common Stock to Contributor in connection with the future redemption or exchange of its Common Units or exercise of the Contribution Warrants, and (iii) the future issuance of Buyer Class A Common Stock in connection with the payment of Earn-Out Consideration, if any (collectively, the “Stockholder Proposals”).

ARTICLE VII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1    Buyer Warranties. The Buyer Fundamental Warranties shall (a) be true and correct in all respects on and as of Closing Date as though made on and as of the Closing Date (other than those Buyer Fundamental Warranties expressly made as of an earlier date) and (b) in the case of Buyer Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The warranties made by Buyer in Article V (other than the Buyer Fundamental Warranties) shall, without giving effect to any materiality or Buyer Material Adverse Effect qualifier contained therein, (y) be true and correct in all respects on and as of the Closing Date as though made on and as the Closing Date (other than those warranties expressly made as of an earlier date) and (z) in the case of warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of the warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

7.2    Buyer Covenants. Buyer shall have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by it under this Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer or the KAAC Partnership to consummate any of the Transactions.

7.3    Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

7.4    Stockholder Approval. At the Special Meeting, the holders of Buyer Common Stock shall have approved the Stockholder Proposals.

7.5    Minimum Cash. The Available Funds shall not be less than $475,000,000.

7.6    Buyer Fees Cap. Buyer shall have provided Contributor with a schedule of Buyer Fees through and including the Closing and the Buyer Fees specified therein shall not have exceeded the Buyer Fees Cap.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may only be terminated as follows:

(a)    at any time before the Closing, by either Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b)    at any time before the Closing, by Contributor, by written notice to Buyer, if (i) Buyer has breached any of its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach is not capable of being cured by the Outside Date;

(c)    at any time before the Closing, by Buyer, by written notice to Contributor, if (i) Contributor has breached its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VI and (ii) such breach is not capable of being cured by the Outside Date;

(d)    at any time before the Closing, by Buyer or Contributor, by written notice to the Parties, if the Closing has not occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that Buyer and Contributor shall not be entitled to terminate this Agreement under this Section 8.1(d) if Buyer or the KAAC Partnership (in the case of any termination by Buyer) or Contributor or any Company (in the case of any termination by Contributor), respectively, has breached any of its warranties or covenants set forth in this Agreement, and such breach resulted in the failure of the Closing to occur by the Outside Date; or

(e)    by mutual written agreement of Buyer and Contributor.

provided, however, that neither Contributor nor Buyer shall be entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(c), as applicable, if Contributor or Buyer, respectively, is then in breach of any of its warranties or covenants set forth in this Agreement, and such breach would or does, assuming the Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VI or Article VII, as applicable.

8.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, subject to the last sentence of this Section 8.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Sections 5.2(b), 5.6, 5.10(f), this Article VIII, and Article X will survive any such termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 8.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any knowing and intentional breach by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE IX

WAIVERS; LIMITATIONS ON LIABILITY

9.1    Survival and Waivers of other Warranties.

(a)    The warranties and covenants contemplated to be performed prior to the Closing Date of the Parties contained in this Agreement shall not survive the Closing. All covenants contemplated to be performed on or after the Closing Date shall survive the Closing until performed in accordance with their terms.

(b)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE COMPANIES, OR THEIR ASSETS, EXCEPT FOR THOSE WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND BUYER IN ARTICLE IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF CONTRIBUTOR, THE COMPANIES, OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY WARRANTY IN THIS AGREEMENT WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FINANCIAL FORECASTS RELATING TO THE COMPANIES OR THEIR ASSETS.

(c)    BUYER ACKNOWLEDGES THAT THE WARRANTIES OF CONTRIBUTOR SET FORTH IN ARTICLE III AND IN ANY CLOSING CERTIFICATE OF CONTRIBUTOR ARE THOSE ONLY OF CONTRIBUTOR AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTOR OR ANY COMPANY.

(d)    CONTRIBUTOR ACKNOWLEDGES THAT THE WARRANTIES OF BUYER SET FORTH IN ARTICLE IV AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER.

9.2    Waiver of Remedies; Non-Recourse.

(a)    The Parties hereby agree that, other than in the case of claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing, no Party shall, from and after the Closing, have any Liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make or bring any Proceeding, for any Loss or any other matter, under this Agreement (including breach of warranty, covenant, or agreement), whether based on contract, tort, strict liability, other Laws or otherwise.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT, OR STATUTE, EXCEPT TO THE EXTENT A PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD PARTY CLAIM, IN WHICH CASE SUCH AWARDED DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS AGREEMENT) WITHOUT GIVING EFFECT TO THIS SECTION 9.2(B).

(c)    Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of a Company or Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest a Company or Contributor), other than a Company or Contributor, shall have any Liability to Buyer or any other Person as a result of the breach of any warranty, covenant, agreement, or obligation of a Company or Contributor in this Agreement or in any Closing Certificate delivered by Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer), other than Buyer and the KAAC Partnership, shall have any Liability to a Company or Contributor or any other Person as a result of the breach of any warranty, covenant, agreement, or obligation of Buyer or the KAAC Partnership in this Agreement or in any Closing Certificate delivered by Buyer.

9.3    Waiver of Claims.

(a)    From and after Closing, Buyer hereby waives, acquits, forever discharges and releases, on behalf of itself and any past, present, or future Affiliate of Buyer (including, following the Closing, the Companies) and its and their respective past, present, or future Representatives (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against Contributor and any past, present, or future Affiliate of Contributor and its and their respective past, present, or future Representatives (collectively, their respective “Contributor Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by Contributor of the Companies or the business of Contributor or the Companies, whether in law or in equity and whether based on contract, tort, strict liability, other Laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache Corporation or any of its Affiliates (other than Contributor or any of the Companies), on the one hand, and Contributor or any of the Companies, on the other hand, that exist prior to and on Closing and continue from and after Closing (the “Buyer Released Claims”). From and after Closing, Buyer agrees not to, and to cause the Buyer Related Persons not to, assert any Proceeding against Contributor or any of Contributor Related Persons with respect to the Buyer Released Claims.

(b)    From and after Closing, Contributor hereby waives, acquits, forever discharges and releases, on behalf of itself and any Contributor Related Person, to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against any Buyer Related Person, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Contributor Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the business of Buyer or the Companies, whether in law or in equity and whether based on contract, tort, strict liability, other Laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache Corporation or any of its Affiliates (other than Contributor or any of the Companies), on the one hand, and Contributor or any of the Companies, on the other hand, that exist prior to and on Closing and continue from and after Closing (the “Contributor Released Claims”). From and after Closing, Contributor agrees not to, and to cause the Contributor Related Persons not to, assert any Proceeding against Buyer or any of Buyer Related Persons with respect to the Contributor Released Claims.

ARTICLE X

MISCELLANEOUS

10.1    Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216514) (the “Prospectus”), and dated as of March 29, 2017. Contributor and each Company acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $377.3 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income Taxes with any interest earned on the amounts held in the Trust Account, or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with Contributor and the Companies regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Contributor and each Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with, or relating in any way to, any proposed or actual business relationship between Buyer, Contributor, or any Company, this Agreement, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability. Contributor and each Company hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Contributor and each Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and Contributor and each Company further intends and understands such waiver to be valid, binding, and enforceable under applicable Law. To the extent Contributor or any Company commences any Proceeding based upon, in connection with, relating to, or arising out of any matter relating to Buyer, which Proceeding seeks, in whole or in part, monetary relief against Buyer, Contributor and each Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Contributor or such Company (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided, that (y) nothing herein shall serve to limit or prohibit Contributor’s or any Company’s right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (z) nothing herein shall serve to limit or prohibit any claims that Contributor or any Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event Contributor, any of the Companies or any of their respective Affiliates commences any action or proceeding permitted by this Section 10.1 based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or Buyer’s public stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from Contributor or such Company, as applicable, the associated reasonable legal fees and reasonable costs in connection with any such action, in the event Buyer fully prevails in such action or Proceeding in a final, non-appealable decision.

10.2    Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

If to Buyer or the KAAC Partnership:

Kayne Anderson Acquisition Corp.

811 Main Street, Suite 1400

Houston, Texas 77002

Attention: Terry Hart

Facsimile: (713) 655-7359

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

E-mail: bill.finnegan@lw.com

If to Contributor or any of the Companies:

Apache Midstream LLC

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Telephone: (713) 296-6000

Facsimile: (713) 296-6459

with a copy to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Anthony Lannie

Telephone: (713 296-6000

Facsimile: (713) 296-6459

Notices shall be effective (w) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (x) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (y) if sent by facsimile transmission, when confirmation of transmission is received, or (z) if sent by electronic mail, when confirmation is received.

10.3    Entire Agreement. This Agreement, the Ancillary Agreements (in each case, together with the exhibits and schedules of each of the foregoing), and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

10.4    Waiver. Any Party may (a) waive any inaccuracies in the warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (b)

waive compliance by the other Parties with any of the other Parties’ agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Parties. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.5    Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective executors, administrators, successors, and legal representatives.

10.6    Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Article IX, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any Party.

(b)    The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware over any dispute between or among the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.7    Amendments. This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties. If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 10.7.

10.8    Further Assurances. From time to time following the Closing, at the reasonable request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as may reasonably be required to consummate more fully and effectively the Transactions.

10.9    Disclosure Schedules. Certain information set forth in the Disclosure Schedules or the Data Room is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement, and such disclosures shall not be deemed to enlarge or enhance any of the warranties in this Agreement or otherwise alter the terms of this Agreement. The specification of any dollar amount in the warranties contained in this Agreement, or the inclusion of any specific item in the Disclosure Schedules or the Data Room, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules or the Data Room in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule or in the Data Room is or is not material for purposes of this Agreement. The information and disclosures disclosed in any section of the Disclosure Schedules or in the Data Room shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross reference thereto.

10.10    Assignment and Successors and Assigns.

(a)    The rights and obligations contained in this Agreement shall not be assigned by any Party without the prior written consent of the other Parties to this Agreement, and any such action without the required consent shall be void ab initio; provided, however, that Contributor may assign its rights and obligations contained in this Agreement to an Affiliate of Contributor without Buyer’s prior written consent.

(b)    This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations incurred prior to such assignment.

10.11    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

10.12     Legal Representation and Privilege.

(a)    Upon execution and delivery of a counterpart to this Agreement, each Party shall be deemed to acknowledge as follows: (i) Contributor has retained Bracewell LLP in connection with the Transactions and may retain Bracewell LLP as legal counsel in connection with Contributor’s investment in Buyer and the KAAC Partnership and (ii) unless otherwise specifically set forth in a written engagement letter with Bracewell LLP, Bracewell LLP is not representing Buyer or the KAAC Partnership or any stockholder of Buyer or partner of the KAAC Partnership (other than, in each case, Contributor) in connection with the Transactions, and if any Person wishes counsel on the Transactions, such Person shall retain its own independent counsel.

(b)     Buyer, the KAAC Partnership, and the KAAC General Partner agree, on their own behalf and on behalf of their respective Affiliates (including the Companies following Closing) that, following the Closing, Bracewell LLP may serve as counsel to Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Bracewell LLP of any of the Companies prior to the Closing Date. Buyer, the KAAC Partnership, and the KAAC General Partner each hereby (i) consent to Bracewell LLP’s representation of Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions and (ii) waive any claim it has or may have that Bracewell LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of Contributor, including any claim based on any representation by Bracewell LLP of Contributor or any of the Companies prior to the Closing.

(c)    Each of Buyer and the KAAC Partnership waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Companies, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and Contributor, its Affiliates, or its or their respective Representatives occurring in connection with this Agreement, the Ancillary Agreements, or the Transactions, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, any Company), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Contributor and that Contributor, and not Buyer or its Affiliates, including, following the Closing, the Companies, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer or its

Affiliates, including the Companies, shall have any access to any such communications, all of which shall be and remain the property of Contributor and not of Buyer or its Affiliates, including the Companies, or to internal counsel relating to such engagement, and none of Buyer or its Affiliates, including the Companies, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, including the Companies, or does not belong to Contributor.

10.13    No Third Party Beneficiary. Except for the provisions of Section 5.2(b) and Section 5.10(f) (each of which is intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

CONTRIBUTOR:

APACHE MIDSTREAM LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

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Signature Page to Contribution Agreement

BUYER:

KAYNE ANDERSON ACQUISITION CORP.

By:	/s/ Robert S. Purgason
Name:	Robert S. Purgason
Title:	Chief Executive Officer

KAAC PARTNERSHIP:

ALTUS MIDSTREAM LP

By:	ALTUS MIDSTREAM GP LLC,
its General Partner

By:	/s/ Robert S. Purgason
Name:	Robert S. Purgason
Title:	Chief Executive Officer

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Signature Page to Contribution Agreement

GENERAL PARTNER:

ALPINE HIGH SUBSIDIARY GP LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

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Signature Page to Contribution Agreement

PARTNERSHIPS:

ALPINE HIGH GATHERING LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH PIPELINE LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH PROCESSING LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH NGL PIPELINE LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

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Signature Page to Contribution Agreement